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                                                                    EXHIBIT 10.1

                         RESTATED EXPLORATION AGREEMENT

         THIS RESTATED EXPLORATION AGREEMENT ("Agreement") is made and entered into on the 30th day of June, 2000, between THE HOUSTON EXPLORATION COMPANY, a Delaware corporation, of 1100 Louisiana Street, Suite 2000, Houston, Texas 77002 ("THEC") and KEYSPAN EXPLORATION AND PRODUCTION, L.L.C., a Delaware limited liability company, of One Metro Tech Center, 18th Floor, Brooklyn, New York 11201 ("KE&P").

                                   WITNESSETH:

         A. THEC and KE&P have entered into that certain Exploration Agreement dated the 15th day of March 1999 between The Houston Exploration Company and KeySpan Exploration and Production, L.L.C. ("Original Exploration Agreement");

         B. THEC and KE&P have entered into that certain First Amendment to Exploration Agreement dated the 3rd day of November 1999 between The Houston Exploration Company and KeySpan Exploration and Production L.L.C. ("First Amendment"); and

         C. THEC and KE&P desire to further amend the Original Exploration Agreement and to fully restate the Original Exploration Agreement, as previously amended, in this Agreement.

         NOW, THEREFORE, FOR A VALUABLE CONSIDERATION, THEC and KE&P agree as follows:

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                                   ARTICLE I.

                                   DEFINITIONS

         For purposes of this Agreement, unless otherwise expressly provided, the terms defined below shall have the meanings assigned to them in this Article. Other terms shall have the meaning assigned to them in the following Articles. Such meanings shall apply equally to the singular and the plural, unless the context in which they are used clearly requires otherwise.

         1.1 Abandonment Costs. The actual and direct costs, expenses and liabilities incurred in the plugging and abandoning of a well, conducting necessary site clearance relating to such well and removing any facilities used in connection with such well.

         1.2 Acquisition Date. The later to occur of (a) the Commencement Date or (b) the date on which THEC acquires a Working Interest in a Lease.

         1.3 AFE. An Authority for Expenditure.

         1.4 Annual Budget. Commencing for calendar year 2000, the amounts for the G and A Costs, Drilling Costs and Development Costs approved by THEC and KE&P for the relevant year. Additionally, the Annual Budget shall provide the amount of the Intangible Costs that KE&P shall pay one hundred percent (100%) thereof during the relevant year under Section 5.1

         1.5 Burdens. All royalties, overriding royalties, net profit interests, production payments, back-in working interests and other burdens on production from a Lease existing on the Acquisition Date of such Lease.

         1.6 Code: The Internal Revenue Code of 1986, as amended.


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         1.7 Development Costs. All of the actual and direct costs, expenses and liabilities, including Intangible Costs, incurred for a Development Operation in connection with a Lease.

         1.8 Development Costs Commitment. The amount of the Development Costs contained in the Annual Budget for the relevant year allocated to KE&P in such budget. For calendar year 2000, such amount is 11.875 million dollars.

         1.9 Development Operation. Any operation on a Lease after an Exploratory Well has been drilled on such Lease under this Agreement for which THEC prepares an internal or external AFE, whether or not required by the relevant Operating Agreement, including but not limited to, the drilling, completing and workover of wells, the construction and installation of Platforms and other facilities and the installation of gathering lines and pipelines.

         1.10 Drilling Costs. All of the actual and direct costs, expenses and liabilities, including Intangible Costs, incurred in connection with the preparation for and the drilling, casing, testing, and logging of an Exploratory Well on a Lease, and, if such well is plugged and abandoned, and the Abandonment Costs relating to such well.

         1.11 Drilling Costs Commitment. The amount of the Drilling Costs, Seismic Costs and Leasehold Costs contained in the Annual Budget for the relevant year allocated to KE&P in such budget. For calendar year 2000, such amount is 20.1 million dollars.

         1.12 Encumbrance. Any pledge, restriction, charge, lease, lien, mortgage, security interest, contract obligation, option, claim, or other encumbrance of any kind or character whatsoever.

         1.13 Exploratory Well. The first well drilled on a Lease included within a Prospect pursuant to this Agreement.


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         1.14 G and A Costs. The actual costs incurred by THEC during the term of this Agreement which are properly chargeable to THEC's Gross General and Administrative Expense Account, the Office Furniture and Fixture Depreciation Account and the Payroll Taxes Account in accordance with generally accepted accounting principles as such accounts were maintained and compiled in THEC's fiscal 1998 financial statements; provided that, such costs shall not be included in any Drilling Costs, Development Costs or Operating Costs as either an AFE cost or otherwise.

         1.15 G and A Costs Commitment. The amount of the G and A Costs contained in the Annual Budget for the relevant year allocated to KE&P in such budget. For calendar year 2000, such amount is 2.5 million dollars.

         1.16 Governmental Authority. The United States of America, any state, commonwealth, territory or possession of the United States and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies or other instrumentalities.

         1.17 Hydrocarbons. Oil, gas, casinghead gas, gas condensate and all other liquid and gaseous hydrocarbons (any one or more of them).

         1.18 Intangible Costs. All of the actual and direct costs, expenses and liabilities incurred in connection with the preparation for and the drilling, casing, testing, logging and, if necessary, plugging and abandoning of Wells on the Leases that may be deducted as an expense under Section 263(c) of the Code.

         1.19 KE&P's Yearly Commitment. The amount of 100 million dollars for the first year of the Primary Term, the amount of 34.475 million dollars for the second year of the Primary Term and such amounts as are contained in the Annual Budget for subsequent years of the Primary Term.


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         1.20 Leasehold Costs. All of the actual and direct costs, expenses and liabilities incurred in acquiring Working Interests in the Leases (other than THEC's Original Working Interests in the Leases described on Schedule I) under
Section 7.5 of this Agreement.

         1.21 Leases. The Oil and Gas Leases described on Schedule I to this Agreement and such additional Oil and Gas leases as may be acquired under
Section 7.5 of this Agreement.

         1.22 Legal Requirements. Any law, statute, ordinance, decree, requirement, order, judgment, rule or regulation of, including the terms of any license or permit issued by, any Governmental Authority.

         1.23 Marketing Costs. All actual and direct costs, expenses and liabilities paid to third parties relating to the treatment, gathering, transportation, processing, and marketing of Hydrocarbons produced from a Lease.

         1.24 Net Proceeds. All gross revenues received from the sale of Hydrocarbons produced from the Leases after deduction of all Burdens, Marketing Costs and Taxes.


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         1.25 Operating Agreement. The existing operating agreement relating to a Lease or, if there is no such operating agreement relating to a Lease, the operating agreement subsequently negotiated between THEC and the Working Interest owners in such Lease other than KE&P, or if there are no other such owners, an operating agreement in the form attached hereto as Schedule II with Exhibit "A" thereto being completed to contain the information with respect to such Lease.

         1.26 Operating Costs. All of the actual and direct costs, expenses and liabilities, of operating Wells and Leases, other than Drilling Costs, Development Costs, G and A Costs, Marketing Costs, Abandonment Costs and Seismic Costs, for which THEC does not prepare an internal or external AFE.

         1.27 Person: Any individual or legal entity, including but not limited to, corporations, partnerships, limited liability companies and limited partnerships.

         1.28 Platform. An offshore structure whether fixed, compliant, or floating, and the components of that structure, including, but not limited to, caissons or well protectors, rising above the water line and used for the exploration, development, or production of Hydrocarbons from a Lease. The term "Platform" shall also mean an offshore subsea structure or template (excluding templates used for drilling operations) and any component thereof (including, but not limited to, flow lines and control systems, other than those installed in connection with completion of a well), that is attached to the sea floor and used to obtain production of Hydrocarbons from the Lease.

         1.29 Platform Decision. An affirmative decision made by THEC relating to a Well or Wells drilled on a Lease pursuant to this Agreement to set and pay for a Platform and attempt to go on production.


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         1.30 Payout. The first day of the month following that point in time when (a) the sum of (i) the amount of the total Net Proceeds attributable to a Program Year received by KE&P plus (ii) the Program Year Tax Cash Benefits Realized for such Program Year equals (b) the sum of (i) the amount of all Abandonment Costs, Development Costs, Drilling Costs, Leasehold Costs, Marketing Costs, Operating Costs, and Seismic Costs paid by KE&P relating to the Program Leases included in such Program Year and the Wells located thereon and (ii) the amount of G and A Costs paid by KE&P during such Program Year.

         1.31 Program Lease. A Lease will be a Program Lease for the particular Program Year in which (a) an Exploratory Well is spudded on such Lease or (b) an Exploratory Well is spudded on a Prospect which includes such lease, whichever occurs first.

         1.32 Program Year. Each calendar year during the Primary Term of this Agreement. A cost under this Agreement for purposes of Payout shall be attributable to the Program Year in which an Exploratory Well is spudded on the Lease to which such cost relates. If an Exploratory Well is not spudded on a Lease during the Primary Term of this Agreement, the costs relating to such Lease shall be used in the calculation of Payout for the Program Year in which they were incurred. Net Proceeds shall be attributable to the Program Year in which an Exploratory Well is spudded on the Lease to which such proceeds relate.

         1.33 Program Year Tax Cash Benefits Realized. The actual cash amount by which the federal, state and local income tax of the MarketSpan Corporation d/b/a KeySpan Energy consolidated group of companies was reduced as a result of the deductibility of the Intangible Costs from the Leases and Wells paid by KE&P attributable


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to a Program Year. Such amount shall be calculated separately for each Program
Year.

         1.34 Prospect. A geographical area, covered by one or more of the Leases designated by THEC which appears to meet reasonable geologic, land and economic criteria for the drilling of an Exploratory Well. After an Exploratory Well is drilled on a Prospect, from time to time, THEC shall, if necessary, enlarge or reduce the geographical area within such Prospect, both horizontally and vertically, or either, to reflect geological, geophysical or economic information not available at the time the Prospect is originally designated.

         1.35 Seismic Costs. All actual and direct costs, expenses and liabilities of geological and geophysical information, including seismic data, paid by THEC to third parties after the Commencement Date relating to the Leases.

         1.36 Taxes. All local, state or federal, ad valorem, property, gross production, severance, windfall profit, excise, occupation, gathering, and other taxes and assessments of any kind whatsoever (but excluding taxes measured by or based on income) based upon, measured by or charged against a Lease, the production of Hydrocarbons or the receipt of proceeds therefrom.

         1.37 THEC's Original Working Interest. The Working Interest owned by THEC in a Lease as set forth on Schedule I and any additional Working Interests acquired by THEC pursuant to Section 7.5 of this Agreement.

         1.38 THEC's Program Budget. The sum of money for a calendar year that THEC intends to expend on its share of the costs contemplated under this Agreement.

         1.39 Well. Any well drilled on a Lease under this Agreement.


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         1.40 Working Interest. A right to search for and to produce
Hydrocarbons, or one or more of the components thereof, whether such right is derived from ownership of lands in fee, from a lease covering lands, from a record title interest or operating rights interest, from any contractual relationship conferring such right, or from any other ownership or circumstances granting such right, and which right bears the costs connected with the exploration and drilling for and the production of Hydrocarbons.

                                   ARTICLE II.

                                      TERMS

         2.1 Primary Term. This Agreement shall be for a primary term (the "Primary Term") commencing on January 1, 1999 ("Commencement Date") and ending on the earliest to occur of the following:

                  (a) The last day of the calendar year during which THEC and KE&P fail to agree on or before November 30th of such year on an Annual Budget for the following calendar year;

                  (b) The last day of the calendar year during which either party notifies the other party in writing on or before thirty (30) days before the end of such year of its election to terminate the Primary Term at the end of such year; or
                  (c) the mutual agreement of the parties; provided that, except in case of (c), above, the Primary Term may not end prior to December 31, 2000.

         2.2 Secondary Term. This Agreement shall be for a secondary term (the "Secondary Term") as to each Program Year commencing on the day the Primary Term ends and ending on the earlier of:

                  (a) Payout of such Program Year; or


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                  (b) the mutual agreement of the parties.

                                  ARTICLE III.

                     REPRESENTATIONS AND WARRANTIES OF THEC

         As of the Commencement Date, THEC represents and warrants unto KE&P as follows:

         3.1 Organization and Good Standing. THEC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently conducted. THEC is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so licensed or qualified.

         3.2 Authority and Authorization of Agreement. THEC has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to perform all the terms and conditions of this Agreement to be performed by THEC. The execution and delivery of this Agreement by THEC, the performance by it of all the terms and conditions to be performed by it and the consummation of the transactions contemplated by this Agreement have been duly authorized and approved by all necessary corporate action.

         3.3 Due Execution and Binding Obligation. This Agreement has been duly executed and delivered on behalf of THEC and constitutes the valid and binding obligation of THEC, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the


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enforcement of creditors' rights generally and general principles of equity
(regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.4 No Violations. This Agreement and its execution and delivery by THEC does not, and the fulfillment and compliance with the terms and conditions of this Agreement and the consummation of the transactions contemplated will not:

                  (a) conflict with, or require the consent of any Person under the Certificate of Incorporation or Bylaws of THEC;

                  (b) violate any provision of, or, require any filing, consent, authorization, notice or approval under, any Legal Requirement applicable to or binding upon THEC (assuming receipt of all routine governmental consents typically received after consummation of transactions of the nature contemplated by this Agreement);

                  (c) conflict with, result in a breach of, constitute a default under (without regard to requirements of notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under (i) any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which THEC is a party or by which it is bound or to which any of the Leases are subject or (ii) any license, contract or other agreement or instrument to which THEC is a party or by which it is bound or which any of its properties is subject; or

                  (d) result in the creation or imposition of any lien, charge or other encumbrance upon the Leases.

         3.5 No Default. THEC is not in material default under, and no condition exists that with notice or lapse of time or both would constitute a default by it under, (i) any order,


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judgment or decree of any Governmental Authority or (ii) any agreement, contract, lease, license, permit or other instrument.

         3.6 Compliance. THEC is in material compliance with all Legal Requirements applicable to its current business and operations and the Leases.

         3.7 Rights and Consents. Except as set forth on Schedule I, none of the Leases are subject to a preferential right to purchase or a consent to assign which has not been waived or obtained.

         3.8 Environmental Matters. The Leases have been operated and are in substantial compliance with all applicable environmental Legal Requirements.

         3.9 Status and Operation of the Leases.

                  (a) The Leases and other agreements under which THEC holds the THEC Original Working Interests in the Leases are in full force and effect in accordance with their respective terms;

                  (b) THEC has not received a written notice of default that remains outstanding or uncured under the Leases or other agreements under which THEC holds the THEC Original Working Interests in the Leases;

                  (c) THEC's Original Working Interests in the Leases are not subject to any advance, "take-or-pay" or other similar payments under production sales contracts that entitle the buyers to "make up" or otherwise receive deliveries of Hydrocarbons at any time without paying at such time the applicable contract price; and

                  (d) There is no personal property, mixed property or real property located on the Leases for which THEC has any responsibility.


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         3.10 Litigation.

                  (a) There is no material action, suit or proceeding pending or, to the best of THEC's knowledge, threatened against THEC or the Leases; and

                  (b) THEC is not charged with a written violation of, or to the best of THEC's knowledge, threatened with a charge of a violation of, any Legal Requirement relating to the Leases or any aspect of its business relating to the Leases.

         3.11 Descriptions. Schedule I contains an accurate description of the Leases and THEC's Original Working Interests in such Leases.

         3.12 Liens. THEC's Original Working Interests in the Leases are not subject to any mortgage, deed of trust, security agreement, financing statement or other lien.

                                   ARTICLE IV.

                     REPRESENTATIONS AND WARRANTIES OF KE&P

         As of the Commencement Date, KE&P represents and warrants unto THEC as follows:

         4.1 Organization and Good Standing. KE&P is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

         4.2 Authority and Authorization of Agreement. KE&P has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to perform all the terms and conditions of this Agreement to be performed by KE&P. The execution and delivery of this Agreement by KE&P, the performance by KE&P of all the terms and conditions to be performed by it and


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the consummation of the transactions contemplated by this Agreement have been duly authorized and approved by all necessary action.

         4.3 Due Execution and Binding Obligation. This Agreement has been duly executed and delivered by KE&P and constitutes the valid and binding obligation of KE&P, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.4 No Violations. This Agreement and its execution and delivery by KE&P do not, and the fulfillment and compliance with the terms and conditions of this Agreement and the consummation of the transactions contemplated will not:

                  (a) conflict with, or require the consent of any Person under the organizational documents of KE&P;

                  (b) violate any provision of, or, require any filing, consent, authorization or approval under, any Legal Requirement applicable to or binding upon KE&P (assuming receipt of all routine governmental consents typically received after consummation of transactions of the nature contemplated by this Agreement); or
                  (c) conflict with, result in a breach of, constitute a default under (without regard to requirement of notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (i) any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which KE&P is a party or by which KE&P is bound or to which any of its properties is subject or (ii) any lease, license,


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contract or other agreement or instrument to which KE&P is a party or by which it is bound or to which any of its properties is subject.

         4.5 Litigation. There is no action, suit, proceeding or governmental investigation or inquiry pending, or to the knowledge of KE&P, threatened against KE&P or any of its properties that might delay, prevent or hinder the consummation of the transactions contemplated by this Agreement.

         4.6 Knowledgeable Investor. KE&P is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, KE&P was advised by, and it has relied solely on, its own legal, tax and other professional counsel concerning this Agreement, the Leases and their value. KE&P is acquiring interests in the Leases under this Agreement for its own account and not for distribution.

                                   ARTICLE V.

                         ALLOCATION AND PAYMENT OF COSTS

                  5.1 Allocation of IDCs. Subject to Section 5.4, during the Primary Term, KE&P shall pay one hundred percent (100%) of all Intangible Costs attributable to THEC's Original Working Interests in the Leases until KE&P has paid Intangible Costs for the first year of the Primary Term totaling 20.700 million dollars, for the second year of the Primary Term totaling 7.667 million dollars and for subsequent years of the Primary Term such amounts as are included in the Annual Budgets for such years and, thereafter during each year of the Primary Term after the foregoing dollar amount for such year has been met, KE&P shall pay fifty one and seventy five one hundredths percent (51.75%) of all Intangible Costs attributable to THEC's Original Working Interests in the Leases and THEC shall pay forty eight and twenty five one hundredths percent (48.25%) of all Intangible Costs attributable to THEC's Original Working Interest in the Leases. During the


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Secondary Term, KE&P shall pay fifty one and seventy five one hundredths percent
(51.75%) of all Intangible Costs attributable to THEC's Original Working
Interest in the Leases and THEC shall pay forty eight and twenty five one hundredths percent (48.25%) of all Intangible Costs attributable to THEC's Original Working Interest in the Leases; provided that, KE&P shall have no obligation to pay Intangible Costs to the extent such costs relate to a Lease reassigned to THEC under Section 6.5 and such costs accrue after the Primary Term.

         5.2 Allocation of G and A Costs. During the Primary Term, KE&P shall pay forty five percent (45%) of seventy percent (70%) of G and A Costs during the first year of the Primary Term and the amount of the G and A Costs Commitment for the relevant year for subsequent years of the Primary Term. THEC shall pay all remaining G and A Costs.

         5.3 Allocation of Remaining Costs. Subject to Section 5.4 and 5.8, during the Primary Term and the Secondary Term, KE&P shall pay forty five percent (45%) of all Drilling Costs, Development Costs, Seismic Costs, Leasehold Costs, Abandonment Costs and Operating Costs attributable to THEC's Original Working Interest in the Leases and THEC shall pay fifty five percent (55%) of all Drilling Costs, Development Costs, Seismic Costs, Leasehold Costs, Abandonment Costs and Operating Costs attributable to THEC's Original Working Interest in the Leases; provided that, KE&P shall have no obligation to pay any of such costs to the extent such costs relate to a Lease reassigned to THEC under Section 6.5 and such costs accrue after the Primary Term.


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         5.4 Primary Term Commitment. KE&P's obligation to pay the costs specified in Sections 5.1 and 5.3 incurred during any year of the Primary Term is limited to (a) KE&P's Yearly Commitment for the first year of the Primary Term and (b) the Drilling Costs Commitment and the Development Costs Commitment for the relevant year during subsequent years of the Primary Term subject to the following:

                  (i) If THEC determines that the allocation to KE&P of its share of (aa) the Drilling Costs of an Exploratory Well on a Lease will result in the Drilling Costs Commitment for the relevant year being exceeded or (bb) the Development Costs for an operation on a Lease will result in the Development Costs Commitment for the relevant year being exceeded, THEC shall notify KE&P in writing of such fact prior to commencing such well or operation. Within thirty
(30) days (or such lesser period specified in the notice if the proposed spud date of such well or the commencement date of such operation is less than thirty
(30) days from the date of such notice) after receiving such notice, KE&P shall notify THEC in writing whether or not it approves such well or operation. If KE&P approves such well or operation, KE&P's share of the costs related thereto shall be deemed "Excess Costs"; and, to the extent the Excess Costs result in the Drilling Costs Commitment or Development Costs Commitment being exceeded, such commitment shall be increased accordingly for such year. If KE&P does not approve such well or such operation or fails to notify THEC of its decision, KE&P, in the case of (aa), above, shall forfeit its interests in such well and the Lease on which it is located and, in the case of (bb), above, shall be deemed to have elected under the applicable Operating Agreement to not participate in the relevant operation and the consequences under the applicable Operating Agreement of such failure to participate shall be fully applicable to KE&P and its interest in the relevant Lease.


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                  (ii) Except as provided in Section 5.4(i), if KE&P is not
obligated to pay a portion of its share of the costs specified in Sections 5.1 and 5.3 during any year of the Primary Term, because its share exceeds in whole or in part KE&P's Drilling Costs Commitment or Development Costs Commitment and THEC pays such costs, THEC shall receive KE&P's share of Net Proceeds from all Wells drilled under this Agreement until such time as THEC has received a sum of money (exclusive of all Burdens, Marketing Costs and Taxes) out of such share equal to KE&P's share of costs which were paid by THEC.

                  (iii) All Drilling Costs and Development Costs for purposes of applying the limitations of the Drilling Costs Commitment and Development Costs Commitment shall, at the election of THEC, be deemed to have been incurred entirely on the date THEC submits to KE&P the information set forth in Section
7.3 relating to the applicable operation, the date of the AFE relating to the expenditure of such costs, or the date on which such costs are paid by THEC, rather than on the date such costs are actually incurred.

                  (iv) The portion of KE&P's Yearly Commitment for the year 1999 not expended or committed for expenditure by December 31, 1999 shall not be available for use during the subsequent years of the Primary Term.

         5.5 Invoices. THEC shall invoice KE&P monthly for KE&P's share of all costs, except G and A Costs as they accrue. At the beginning of 1999, THEC shall estimate the G and A Costs for such year and THEC shall invoice KE&P at the beginning of each calendar quarter for its share of one fourth (1/4) of such estimate. After the actual G and A Costs for such year are determined, THEC shall make appropriate adjustments and shall


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either invoice KE&P for its share of any amounts in excess of such estimate or shall refund to KE&P its share of the amount by which actual costs are less than such estimate. In 2000 and subsequent years of the Primary Term, THEC shall invoice KE&P at the beginning of each calendar quarter for one fourth (1/4) of the G and A Costs Commitment for such year.

         5.6 Prepaid Costs. If THEC is required to prepay, either directly or through an escrow arrangement, all or any portion of any costs, THEC shall immediately invoice KE&P for KE&P's share of such prepayment.

         5.7 Payment. Except as provided in the following sentence, KE&P shall pay all invoices within thirty (30) days of their receipt except KE&P shall pay all invoices relating to G and A Costs within forty-five (45) days after their receipt. If the payment of an invoice for Drilling Costs and Development Costs would result in KE&P having paid during the relevant year Drilling Costs and Development Costs in excess of the product of (a) the number of the month of the year in which such payment is due times (b) one twelfth (1/12) of the amount of the Drilling Costs Commitment and the Development Costs Commitment for the relevant year, KE&P may delay the payment of such excess until it is eliminated in subsequent months. For example, (a) if in April an invoice for 2 million dollars for Drilling Costs and Development Costs is due, (b) the Drilling Costs Commitment and Development Costs Commitment for such year are 10 million dollars and (c) the Drilling Costs and Development Costs due and paid for January and February were 2 million dollars, KE&P would be obligated to pay such month only $1.33 million of such costs during April and could delay payment of the remaining 0.667 million dollars of costs until a subsequent month when the excess was eliminated. In the event an invoice should not be timely paid,


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the amount of such invoice shall bear interest at ten percent (10%) per annum until such invoice and interest thereon is paid to THEC.

         5.8 Abandonment Costs. At the end of the Secondary Term for a Program Year, THEC shall prepare and submit to KE&P a reasonable good faith estimate of the Abandonment Costs related to those Wells and Platforms jointly owned by THEC and KE&P and located on the Program Leases for such Program Year. To the extent KE&P has not previously paid its share of such Abandonment Costs, KE&P shall either immediately pay to THEC forty-five percent (45%) of such costs or THEC shall be entitled to all revenues to which KE&P is entitled under the Net Profits Agreement relating to such Program Year until THEC has received an amount equal to forty-five percent (45%) of such costs. After recovering such costs, THEC shall be solely responsible for the Abandonment Costs related to such Wells and Platforms.

                                   ARTICLE VI.

                          LAND AND EXPLORATION PROGRAM

         6.1 Prospects. During the Primary Term of this Agreement, THEC, on behalf of THEC and KE&P, shall use reasonable good faith efforts to:

                  (a) identify Prospects within the Leases; and

                  (b) drill one (1) or more Exploratory Wells on each Prospect, where warranted, as determined solely by THEC, and will supervise the drilling of such well or wells as a prudent operator where it is the "Operator" under the relevant Operating Agreement; provided that, KE&P acknowledges that THEC may determine not to drill some of the Leases because of changed conditions or new information or interpretations that may exist at the time of such determination.

         6.2 Operations. During the Primary Term and the Secondary Term, THEC, where it is the "Operator" under the applicable Operating Agreements, on behalf of THEC and KE&P, shall use reasonable good faith efforts to:

                  (a) develop each Lease jointly owned by THEC and KE&P as a prudent operator in accordance with the Operating Agreement relating to such Lease; and

                  (b) operate the Wells located on each Lease as a prudent operator in accordance with the Operating Agreement relating to such Lease as long as it reasonably believes it is in the best interest of KE&P and THEC for it to do so.

         6.3 Initial Assignment. Subject to Section 6.4, as soon after the execution of this Agreement as KE&P is qualified with the Minerals Management Service of the Department of the Interior ("MMS") to own Oil and Gas Leases in the Outer Continental Shelf, THEC shall assign and convey to KE&P legal title to an undivided forty five (45%) percent of THEC's Original Working Interests in and to the Leases. THEC and KE&P acknowledge that for federal income tax purposes the assignment of such legal title shall be treated as a capital contribution by THEC to a partnership as provided in Section 4 of the Tax Agreement attached hereto as Schedule V. Each assignment shall comport substantially with the form of assignment attached hereto as Schedule III, shall contain a special warranty of title and shall provide that the Working Interests assigned and conveyed shall bear and be burdened by a proportionate part of:

                  (a) the terms, provisions and obligations set forth in the Leases;

                  (b) the terms, provisions and obligations set forth in any contract, agreement or assignment relating to the assigned Working Interests;

                  (c) all Burdens to which the acquired Working Interests are subject as of the Acquisition Date;

                  (d) the terms, provisions and obligations set forth in the Operating Agreements;

                  (e) the terms, provisions and obligations set forth in this Agreement;

                  (f) the obligation of KE&P to reassign to THEC at the end of the Primary Term its entire interest in those Leases, free and clear of all Encumbrances, that are not included in Prospect upon which an Exploratory Well has been drilled; and

                  (g) the obligation of KE&P to reassign to THEC at the end of the Secondary Term relating to a Program Year all its remaining interests in the Program Leases for such Program Year, such reassignment to contain the same special warranty of title contained in the initial assignment.

         6.4 Inability to Assign. In the event THEC cannot assign to KE&P its undivided forty five percent (45%) of THEC's Original Working Interest in a Lease because of an existing contractual requirement, a Legal Requirement or the unadviseability of doing so in the reasonable opinion of THEC, THEC shall hold KE&P's interest in such Lease as nominee and on behalf of KE&P.

         6.5 Reassignment. At the end of the Primary Term, KE&P shall assign and convey to THEC its acquired Working Interests in those Leases, free and clear of all Encumbrances, that are not included in a Prospect, upon which an Exploratory Well has been drilled. At the end of the Secondary Term relating to a Program Year, KE&P shall assign to THEC all of its acquired Working Interest in the Program Leases for such Program Year free and clear of all Encumbrances. For federal income tax purposes,

THEC and KE&P agree that any such assignments shall be treated as a distribution to THEC of assets in kind by a partnership in accordance with Section 6 of the Tax Agreement attached hereto as Schedule V.

         6.6 Net Profits Agreement. At the end of the Secondary Term relating to a Program Year, THEC shall execute and deliver to KE&P the Conveyance of Net Profits Interest (the "Net Profits Agreement") attached hereto as Schedule IV (with Exhibit A thereto completed to include the Program Leases for such Program Year and the Wells located within such Program Leases) entitling KE&P to forty-five percent (45%) of the Net Proceeds, as defined therein, derived from such Wells.

         6.7 Qualification. As soon as possible after the execution of this Agreement, KE&P will qualify with the MMS to own Oil and Gas Leases in the Outer Continental Shelf.

         6.8 Bond. As soon as possible after the execution of this Agreement, KE&P will take all necessary action so that on the assignment to it of the Working Interests described in Section 6.1, it can meet all bonding requirements of the MMS. Thereafter, KE&P shall take all necessary action to remain in compliance with all bonding requirements of the MMS and shall pay its proportionate share of any supplemental bonds required of THEC by the MMS relating to the Leases. In addition, if at any time THEC determines in its sole discretion that a reserve fund is necessary to meet any future Abandonment Costs, KE&P shall pay all of its share of Net Proceeds relating to the Leases to THEC until such time as THEC has collected sufficient funds to pay KE&P's share of such costs. After THEC has recovered such costs from KE&P, THEC shall be solely responsible for such costs.

         6.9 Transfer. If at any time THEC believes in its sole discretion that it is advisable to assign, farmout, trade or otherwise transfer (collectively, a "Transfer") a Lease or pool or unitize a Lease or a part thereof, KE&P at the request of THEC shall join with THEC in such action as long as KE&P receives its proportionate share of the consideration for such Transfer. If all or part of such consideration is an interest in an Oil and Gas Lease, such lease shall become a Lease under the term of this Agreement. For the purposes of this Agreement, THEC's Original Working Interests in such Lease or Leases shall be the Working Interest in such Lease acquired by both THEC and KE&P.

                                  ARTICLE VII.

                            MANAGEMENT OF OPERATIONS

         7.1 Personnel. During the terms of this Agreement, THEC shall use and maintain:

                  (a) an experienced and trained exploration staff to conduct geological and geophysical evaluations;

                  (b) an experienced and trained engineering staff or engineering consultants to supervise drilling, completion and operation of all Wells drilled pursuant to the provisions of this Agreement;

                  (c) an experienced and trained accounting staff to provide accounting services required pursuant to the provisions of this Agreement, including reconciliations of the expenses incurred by the parties;

                  (d) an experienced and trained land and lease records staff for maintenance of all leaseholds including the payment of bonuses, delay rentals, royalties and other functions considered necessary; and

                  (e) such lease brokers, professional consultants and such other third party services as are necessary to implement this Agreement.

         7.2 Decisions.

                  (a) Except as provided in (b), below, during the terms of this Agreement, all decisions relating to the geological, geophysical and economic evaluations of the Leases, the incurrence of costs, expenses and liabilities relating to the Leases, the drilling of Exploratory Wells on the Leases, the conducting of Development Operations on the Leases and all other operational matters pertaining to the Leases and the Wells drilled thereon shall be within the sole and exclusive discretion of THEC provided, however, that all decisions made by THEC regarding KE&P's interests shall be consistent with the decisions made by THEC regarding its interests. Any decision granted to KE&P under an Operating Agreement shall be made by KE&P in a manner consistent with the direction and instruction of THEC.

                  (b) During the Secondary Term, if KE&P's Working Interest share of the AFE cost of any operation on a Lease, other than an operation mandated by any Governmental Authority or Legal Requirement, would exceed one million dollars ($1,000,000), KE&P shall have the option not to participate in such operation. On or before sixty (60) days before such operation is to commence, THEC shall notify KE&P in writing of such operation and the existence of KE&P's option not to participate in such operation. On or before thirty (30) days after its receipt of such notice, KE&P shall notify THEC in writing if it elects not to participate in such operation. If KE&P fails to timely notify THEC of its election not to participate, KE&P shall have waived its option. In the event KE&P timely notifies THEC of its election not to participate in such operation, KE&P shall not be obligated to pay its Working Interest share of the costs of such operation, but if such operation is the drilling of a well, KE&P shall relinquish to THEC all of its interest in such well and all subsequent wells drilled on the relevant Lease; if the operation is the construction and installation of a Platform, KE&P shall relinquish to THEC all of its interest in any wells drilled or produced in connection with such Platform; and if such operation is any other operation necessary to commence, enhance or restore production, KE&P shall relinquish to THEC all of its interest in the production commenced, enhanced or restored; provided that, if such operation is necessary to maintain the relevant Lease in force and effect, KE&P shall relinquish to THEC its entire interest in such lease. KE&P shall immediately assign to THEC the relinquished interest and such interest shall be excluded from the Net Profits Agreement relating to the relevant Program Year.

         7.3 Information. Upon the commencement of an Exploratory Well or a Development Operation on a Lease, if THEC has not previously done so, THEC shall submit to KE&P the following:

                  (a) if the commenced operation is a well, an AFE reflecting the estimated dry hole and completion costs (or temporary abandonment) to be incurred in the drilling of the well to the proposed depth at the location specified therein, testing, completing and equipping or plugging and abandoning the same;

                  (b) if the commenced operation is other than a well, an AFE reflecting the estimated cost of the operation and a brief description of the operation and the intended results of such operation; and

                  (c) such other information or data relating to the well as KE&P may reasonably request and THEC may have reasonably available.

If THEC fails to submit any of the foregoing, or fails to submit any changes in the foregoing to KE&P, THEC shall do so immediately on request by KE&P, but such failure shall not reduce or affect KE&P's obligations under this Agreement.

         7.4 Reports and Tests. At the request of KE&P, THEC shall furnish to KE&P daily drilling reports and copies of logs, drill stem tests and electrical surveys, as well as reports of geologists or other consultants furnished to THEC in the course of the exploration, drilling or any other operations on the Leases. Subject to reasonable limitations by THEC, KE&P or its duly authorized representatives shall have access at all reasonable times, at its and their sole risk and expense, to the platform or derrick floor of any Well drilled hereunder; provided that, all such access must be prearranged through THEC.

         7.5 Additional Working Interest. During the terms of this Agreement, the decision to acquire an additional Working Interest in a Lease shall be in the sole discretion of THEC. Any additional Working Interest in a Lease acquired by THEC shall be owned by THEC and KE&P in the same proportion as the other Working Interests in the Lease owned by them and the cost of such acquisition shall constitute a Leasehold Cost. If KE&P should have the opportunity to acquire a Working Interest in a Lease by means other than under this Agreement, KE&P shall immediately notify THEC of such opportunity and THEC shall have the right to exercise such opportunity.

         7.6 Meetings. THEC and KE&P agree to meet monthly during the first year of this Agreement and thereafter at quarterly intervals to discuss the overall management of the Prospects and the latest developments in connection therewith to the end that both parties will be fully informed as to the status thereof and plans for the evaluation of the Leases and the drilling and producing of Wells situated thereon.

         7.7 Reporting. Commencing at the end of the Primary Term and continuing annually thereafter, KE&P shall deliver to THEC a report setting forth the cumulative Program Year Tax Cash Benefits Realized for each Program Year.

                                  ARTICLE VIII.

                       NET PROCEEDS, MARKETING AND HEDGES

         8.1 Net Proceeds. During the terms of this Agreement, THEC shall pay to KE&P its Working Interest share of Net Proceeds from the Leases within thirty
(30) days after such proceeds are received by THEC.

         8.2 Marketing. During the terms of this Agreement, THEC shall market KE&P's Working Interest share of the Hydrocarbons produced from the Leases. If at any time KE&P elects to market its Working Interest share of such Hydrocarbons, KE&P shall notify THEC in writing at least thirty (30) days before such election is to be effective and shall be responsible for all Burdens, Taxes and Marketing Costs relating to its Working Interest share of such Hydrocarbons during the period such election is in force.

         8.3 Hedging. During the terms of this Agreement, THEC, on behalf of KE&P, will follow THEC's hedging strategy insofar as KE&P's share of the Hydrocarbons produced from the Leases unless KE&P notifies THEC in writing otherwise.

                                  ARTICLE IX.

                        NO PARTNERSHIP AND NO FIDUCIARY

         9.1 No Partnership etc. This Agreement and the operations contemplated under this Agreement are not intended to and shall not be construed to create a partnership, joint venture, mining partnership or other partnership or association or to render THEC and KE&P liable as partners other than for income tax purposes. THEC and KE&P expressly agree that neither party shall be responsible for the obligations of the other party, each party being severally responsible only for its obligations arising hereunder and liable only for its allocated share of the costs and expenses incurred hereunder.

         9.2 Fiduciary. It is expressly agreed and acknowledged that THEC shall not have any fiduciary obligations to KE&P under this Agreement and, except as otherwise expressly provided in this Agreement, THEC's sole obligation to KE&P shall be as an "Operator" to a "Non-Operator" under the Operating Agreements where THEC is the Operator under such Operating Agreements. Further, it is agreed and acknowledged that this Agreement is strictly limited to the Leases, and except as provided in Sections 6.9 and 7.5, THEC shall have no obligation whatsoever to KE&P relating to any other Oil and Gas Lease or other property it currently owns or may acquire in the future even if such leases or leases competes with one or more of the Leases for the production of Hydrocarbons.

                                   ARTICLE X.

                         ACCOUNTING, RECORDS AND BUDGET

         10.1 G and A Costs. During the first year of the Primary Term of this Agreement, THEC shall submit to KE&P:

                  (a) within sixty (60) days of the end of each quarter, the G and A Costs for the pertinent period, including a certification by the chief accounting officer of THEC that the Gross General and Administration Account, the Office Furniture and Fixtures Depreciation Account and Payroll Taxes Account have been compiled in accordance with generally accepted accounting principles; and

                  (b) within sixty (60) days of the end of each fiscal year of THEC, an opinion prepared by a national firm of certified public accountants opining that the Gross General and Administration Account, the Office Furniture and Fixture Depreciation Account and Payroll Taxes Account set forth in the quarterly and annual financial statements for such fiscal year were prepared in accordance with generally accepted accounting principles.

         10.2 Accounting. As soon as practicable after the end of each month during the term of this Agreement, THEC shall submit to KE&P a statement of all receipts and disbursements for such month relating to the operations under this Agreement.

         10.3 Audit. THEC shall make available to KE&P or its representatives, at its reasonable request and at reasonable times, such records, invoices, receipts and other materials within its control which are reasonably necessary for a complete and proper audit by KE&P of any of the operations conducted by THEC under this Agreement or the Operating Agreements. THEC shall provide any and all assistance reasonably requested by KE&P or its representatives in connection with a review or audit of such operations.

         10.4 Budgets. THEC shall submit annually to the Management Committee THEC's Program Budget and a yearly budget setting forth the anticipated financial requirements of KE&P under this Agreement. Commencing in 2000, THEC shall submit quarterly to the Management Committee THEC's Program Budget and a quarterly budget setting forth the anticipated financial requirements of KE&P under this Agreement. Such budgets for the first year shall be submitted on or before March 31, 1999 and the budgets for the following years during the terms on or before the first day of each calendar quarter.

         10.5 Management Committee. The Management Committee shall be composed of the President, Treasurer and Controller of THEC and the President, Chief Financial Officer and Controller of KE&P.

                                   ARTICLE XI.

                                    INSURANCE

         11.1 Coverage. During the terms of this Agreement, THEC shall maintain for the benefit of THEC and KE&P insurance coverage consistent with good policy and the cost of such coverage shall be included in Operating Costs.

                                  ARTICLE XII.

                         CONFIDENTIALITY OF INFORMATION

         12.1 Agreement. THEC and KE&P shall hold the terms and conditions hereof, as well as the existence of this Agreement, in strict confidence, and shall make no disclosure with respect hereto, publicly or privately, other than
(a) as agreed upon by the parties, (b) as necessary to their respective advisers, (c) as required by applicable law, or (d) if, in the opinion of counsel to THEC or KE&P, such disclosure is necessary by reason of stock exchange requirements or S.E.C. requirements; provided, however, that in any event the disclosing party shall notify the other party and provide such party with a copy of any disclosure document prior to such disclosure and an opportunity to discuss the contents thereof with the disclosing Party.

         12.2 Information. THEC and KE&P shall hold all information relating to the Leases and Prospects in strict confidence other than (a) as agreed upon by the parties, (b) as required by applicable law, (c) as necessary to their respective advisers, (d) as required by contracts between THEC and third parties, and (e) as required by responsible reserve engineering firms and financial institutions.

                                  ARTICLE XIII.

                                  INCOME TAXES

         13.1 Tax Matters. All matters relating to income taxes shall be administered as set forth in the Tax Agreement attached hereto as Schedule V.

                                  ARTICLE XIV.

                            EXTENT OF REPRESENTATIONS
                       AND WARRANTIES AND INDEMNIFICATIONS

         14.1 Scope of Representations of THEC.

                  (a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, THEC MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, AND DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO KE&P (INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO KE&P BY ANY AFFILIATE, OFFICER, DIRECTOR, STOCKHOLDER, PARTNER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF THEC OR BY ANY INVESTMENT BANK OR INVESTMENT BANKING FIRM, ANY PETROLEUM ENGINEER OR ENGINEERING FIRM, THEC'S COUNSEL OR ANY OTHER AGENT, CONSULTANT OR REPRESENTATIVE).

                  (b) KE&P acknowledges and affirms that it has had full access to information with respect to the Leases. KE&P has made its own independent investigation, analysis and evaluation of the transactions contemplated by this Agreement (including KE&P's own estimate and appraisal of the extent and value of THEC's Hydrocarbon reserves attributable to the Leases and an independent assessment and appraisal of the environmental risks associated with the acquisition of the Leases).

         14.2 INDEMNIFICATION OF THEC. THEC AGREES TO RELEASE, INDEMNIFY AND HOLD KE&P HARMLESS FROM AND AGAINST, ANY LOSS, DAMAGE, EXPENSE

(INCLUDING REASONABLE ATTORNEYS' FEES) CAUSE OF ACTION, FINE, PENALTY OR LIABILITY SUSTAINED BY KE&P ARISING OUT OF OR RESULTING FROM (a) ANY BREACH OF ANY OF THE REPRESENTATIONS, WARRANTIES OR COVENANTS MADE BY THEC IN THIS AGREEMENT OR (b) ANY MATTER, EVENT, CONDITION, CIRCUMSTANCE, ACTION OR OMISSION RELATING TO A LEASE TO THE EXTENT SUCH LOSS, DAMAGE EXPENSE (INCLUDING REASONABLE ATTORNEYS' FEES) CAUSE OF ACTION, FINE, PENALTY OR LIABILITY EXCEEDS KE&P'S WORKING INTEREST PERCENTAGE OF THE TOTAL LOSS, DAMAGE OR EXPENSE RELATING TO SUCH LEASE.

         14.3 INDEMNIFICATION OF KE&P. KE&P AGREES TO RELEASE, INDEMNIFY AND HOLD THEC HARMLESS FROM AND AGAINST, ANY LOSS, DAMAGE, EXPENSE (INCLUDING REASONABLE ATTORNEYS' FEES) CAUSES OF ACTION, FINE, PENALTY OR LIABILITY SUSTAINED BY THEC (a) ARISING OUT OF OR RESULTING FROM ANY BREACH OF ANY OF THE REPRESENTATIONS, WARRANTIES OR COVENANTS MADE BY KE&P IN THIS AGREEMENT, (b) ANY MATTER, EVENT, CONDITION, CIRCUMSTANCE, ACTION OR OMISSION RELATING TO A LEASE (OTHER THAN AS A RESULT OF THEC'S GROSS NEGLIGENCE OR WILFUL MISCONDUCT) TO THE EXTENT OF KE&P'S WORKING INTEREST PERCENTAGE OF THE TOTAL LOSS, DAMAGE, EXPENSE (INCLUDING REASONABLE ATTORNEYS' FEES) RELATING TO SUCH LEASE;

         14.4 COMPLIANCE WITH THE EXPRESS NEGLIGENCE TEST. THE PARTIES AGREE THAT THE OBLIGATIONS OF THE INDEMNIFYING PARTY TO INDEMNIFY THE INDEMNIFIED PARTY SHALL BE WITHOUT REGARD TO THE NEGLIGENCE OR

STRICT LIABILITY OF THE INDEMNIFIED PARTY (BUT NOT THE GROSS NEGLIGENCE OR WILFUL MISCONDUCT), WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT, CONCURRENT OR SOLE.

         14.5 Indemnification Procedures. All claims for indemnification under this Agreement will be asserted and resolved as follows:

                  (a) An indemnified party will promptly (i) notify an indemnifying party of any third-party claim asserted against the indemnified party and (ii) transmit to the indemnifying party a claim notice relating to such third-party claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of damages attributable to the third-party claim and the basis of the indemnified party's request for indemnification under this Agreement. Within thirty (30) days of such notice (the "Election Period") the indemnifying party will notify an indemnified party (A) whether the indemnifying party disputes its potential liability to the indemnified party with respect to such third-party claim and (B) whether the indemnifying party desires, at the sole cost and expense of such indemnifying party, to defend the indemnified party against such third-party claim.

                  (b) If an indemnifying party notifies an indemnified party within the Election Period that the indemnifying party does not dispute its potential liability to the indemnified party under this Agreement and that the indemnifying party elects to assume the defense of the third-party claim, then the indemnifying party will have the right to defend, at its sole cost and expense, such third-party claim by all appropriate proceedings, which proceedings will be prosecuted diligently by the indemnifying party to a final conclusion or settled at the discretion of the indemnifying party in accordance with this Section 14.5(b). The indemnifying party will have full control of such defense and proceedings, including any compromise or settlement of the third-party claim; provided that, any settlement entailing nonmonetary consideration must be approved, in advance, by the indemnified party, which approval will not be unreasonably withheld. The indemnified party is authorized, at the sole cost and expense of the indemnifying party (but only if the indemnified party is actually entitled to indemnification under this Agreement or if the indemnifying party assumes the defense with respect to the third-party claim), to file, during the Election Period, any motion, answer or other pleadings which the indemnified party deems necessary or appropriate to protect its interests or those of the indemnifying party and not prejudicial to the indemnifying party (it being understood and agreed that if an indemnified party knowingly or wilfully takes any such action that is prejudicial and conclusively causes a final adjudication adverse to the indemnifying party, the indemnifying party will be relieved of its obligations under this Agreement with respect to such third-party claim). If requested by the indemnifying party, the indemnified party agrees, at the sole cost and expense of the indemnifying party, to cooperate with the indemnifying party and its counsel in contesting any third-party claim that the indemnifying party elects to contest, including the making of any related counterclaim against the Person asserting the third-party claim or any cross complaint against any Person. The indemnified party may participate in, but not control, any defense or settlement of any third-party claim controlled by the indemnifying party pursuant to this Section 14.5, and will bear its own costs and expenses with respect to any such participation.

                  (c) If an indemnifying party fails to notify an indemnified party within the Election Period that the indemnifying party elects to defend the indemnified party pursuant to Section 14.5(b), or if the indemnifying party elects to defend the indemnified party pursuant to Section 14.5(b) but fails diligently and promptly to prosecute or settle the third-party claim, then the indemnified party will have the right to defend, at the sole cost and expense of the indemnifying party, the third-party claim by all appropriate proceedings, which proceedings will be promptly and vigorously prosecuted by the indemnified party to a final conclusion or settled. The indemnified party will have full control of such defense and proceedings, provided that without the indemnifying party's consent, which will not be unreasonably withheld, the indemnified party may not enter into any compromise or settlement of such third-party claim; and provided that if requested by the indemnified party, the indemnifying party will, at the sole cost and expense of the indemnifying party, cooperate with the indemnified party and its counsel in contesting an third-party claim that the indemnified party is contesting, or, if appropriate and related to the third-party claim in question, in making any counterclaim against the Person asserting the third-party claim or any cross complaint against any Person. Notwithstanding the foregoing, if the indemnifying party has delivered a written notice to the indemnified party to the effect that the indemnifying party disputes its potential liability to the indemnified party under this Agreement and if such dispute is resolved in favor of the indemnifying party by a final, nonappealable order of a court of competent jurisdiction, the indemnifying party will not be required to bear the costs and expenses of the indemnified party's defense pursuant to this Section 14.5 or of the indemnifying party's participation at the indemnified party's request, and the indemnified party will reimburse the indemnifying party in full for all costs and expenses of such litigation. The indemnifying party may participate in, but not control, any defense or settlement controlled by the indemnified party pursuant to this Section 14.5 and the indemnifying party will bear its own costs and expenses with respect to any such participation.

         14.6 Limitations of Liability.

         In no event shall THEC or KE&P ever be liable to the other for any consequential, special, loss of profits, punitive or exemplary damages relating to or arising out of this Agreement.

                                   ARTICLE XV.

                    PREFERENTIAL RIGHT AND CHANGE OF CONTROL

         15.1 Preferential Right. If at anytime KE&P enters into a binding agreement to sell, exchange or otherwise transfer to a third Person its interest in all or any portion of the Leases, KE&P shall immediately submit to THEC a copy of such agreement. On or before thirty (30) days after its receipt of a copy of such agreement, THEC may elect to acquire such interest from KE&P on the same terms as contained in such agreement. If THEC elects to acquire such interest, it shall give KE&P written notice of such election on or before the expiration of such thirty (30) day period. Thereafter, such transaction shall be consummated between KE&P and THEC on the terms contained in such agreement except that the closing thereof shall be no less than sixty (60) days after THEC provided its written notice to KE&P. If any of the consideration to be received by KE&P under such agreement is property other than cash, KE&P and THEC shall endeavor in good faith to determine the fair market value of such other property and the amount so determined shall be paid in cash to KE&P in lieu of such other property. If such fair market value cannot be determined by KE&P and THEC, such fair market value shall be determined as quickly as possible in accordance with the rules of the American Arbitration Association by three arbitrators, one appointed by THEC, one appointed by KE&P, and the third by THEC and KE&P or, if they cannot agree on such third arbitrator, by the Senior Federal Judge for the Southern District of Texas (Houston Division) on application by either THEC or KE&P. The decision of the arbitrators shall be binding on both KE&P and THEC and the expenses of such arbitrator shall be shared equally by KE&P and THEC.

         15.2 Change of Control. During the terms of this Agreement, if any Person or two or more Persons acting as a group acquire beneficial ownership of more than thirty five percent (35%) of the outstanding common stock of MarketSpan Corporation d/b/a KeySpan Energy ("KeySpan Energy"), measured by voting power, or if a simple majority of the directors of KeySpan Energy shall consist of Persons not nominated by KeySpan Energy's Board of Directors (collectively, a "Change of Control"), KE&P shall promptly give THEC written notice of such Change of Control. On or before ninety (90) days after its receipt of such notice, THEC may elect to acquire KE&P's entire interest in the Leases. If THEC elects to acquire such interest, it shall give KE&P written notice of such election on or before the expiration of such ninety (90) day period. Thereafter, THEC and KE&P shall submit to Netherland Sewell & Assoc. Incorporated, independent petroleum reservoir engineers (the "Engineer") all information in their possession reasonably related to the determination of the fair market value of KE&P's interest in the Leases. Within sixty (60) days after its receipt of such information, the Engineer shall determine the fair market value of such interest based on such factors, circumstances, conditions and opinions as it deems in its sole discretion to be relevant in the determination of such value. The Engineer shall provide to THEC and KE&P its opinion of such fair market value, the proven reserves attributable to such interest and the value per Mcfe for such reserves ("KE&P's per Mcfe Value") calculated by dividing such fair market value by such proven reserves. Within sixty (60) days after such determination, as long as the KE&P's per Mcfe Value is not materially different from the per Mcfe value of THEC's proved reserves (computed by dividing the total enterprise value/market capitalization [debt plus equity market value] of THEC by the


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


amount of THEC's total proved reserves as determined by the Engineer), THEC shall purchase from KE&P such interest at its fair market value as determined by the Engineer for cash and on such other terms as are customary in purchase and sales agreements relating to oil and gas producing properties. For purposes of the foregoing, a material difference shall exist if KE&P's per Mcfe Value is less than seventy seven and one half percent (77.5%) of THEC's per Mcfe Value calculated as described above. In the event there is a material difference, the fair market value of KE&P's interest in the Leases shall be determined as quickly as possible by three arbitrators pursuant to the procedures set forth in
Section 15.1 and THEC shall purchase from KE&P such interest at its fair market value as determined by such arbitrators for cash and on such terms as are customary in purchase and sales agreements relating to oil and gas producing properties.

                                   ARTICLE XVI.

                                  MISCELLANEOUS

         16.1 Amendments, Waivers and Consents. Neither this Agreement nor any term or provision of this Agreement may be changed, amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, amendment, waiver, discharge or termination is sought. Neither any course of dealing on the part of either party to this Agreement or their respective officers or employees, nor any failure or delay on the part of either party, or their respective officers or employees, in exercising any right, power or privilege under this Agreement shall operate as a waiver of any such right, power or privilege, and any single or partial exercise of any right, power or privilege shall not preclude any later exercise thereof or any exercise of any other right, power or privilege under this Agreement.

         16.2 Notices. Ail notices, requests, demands, consents and other communications under this Agreement, except as otherwise provided, shall be by telecopy or by registered mail and shall be deemed to have been duly given:

                  (a) If to THEC, at 1100 Louisiana, Suite 2000, Houston, Texas 77002, Attention: James G. Floyd, President and CEO, or at such other latest address as THEC may have furnished to KE&P in writing; or

                  (b) If to KE&P, at One Metro Tech Center, 18th Floor, Brooklyn, New York 11201, Attention: Neil Nichols, President, or to such other latest address as KE&P may have furnished to THEC in writing.

         16.3 Entire Agreement. This Agreement and the Schedules attached hereto, which are incorporated herein for all purposes, embody all agreements and understandings between THEC and KE&P and supersede all prior agreements and understandings relating to the subject matter of this Agreement including, but not limited to, the Original Exploration Agreement and the First Amendment. In the event of any conflict between the terms of any Operating Agreement between THEC and KE&P and this Agreement, this Agreement shall control.

         16.4 LAW GOVERNING. THIS AGREEMENT, TO THE EXTENT PERMITTED BY LAW, SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ITS CONFLICT OF LAWS.

         16.5 Headings. The headings in this Agreement are for purposes of reference only, and shall not limit, enlarge or otherwise affect any of the terms or provisions of this Agreement.


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


         16.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         16.7 Assignment. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns; provided that, during the terms of this Agreement, neither party may assign or transfer its rights, benefits or obligations under this Agreement or its Working Interests in the Leases without the prior written consent of the other party other than to an affiliate or as specified in 15.1 and 15.2.

         16.8 Third Party Beneficiary. There is no third party beneficiary to this Agreement and the terms and provisions of this Agreement shall not impart rights enforceable by any Person not a party or not a successor or assign of a party to this Agreement

         16.9 Joint Preparation. This Agreement was prepared jointly by the parties hereto, and not by either party to the exclusion of the other.

         IN WITNESS WHEREOF, this instrument is executed effective as of January 1, 1999 although actually executed on the date hereinbefore first written.


                                       THE HOUSTON EXPLORATION COMPANY


                                       By: /s/ James G. Floyd
                                           -------------------------------------
                                               James G. Floyd, President and CEO


                                       KEYSPAN EXPLORATION AND
                                        PRODUCTION, L.L.C.


                                       By: /s/ Zain Mirza
                                           -------------------------------------
                                              Zain Mirza, Vice President


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